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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ /  Preliminary Proxy Statement
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.24a-12

                               FERRO CORPORATION
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                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               FERRO CORPORATION
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                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of Filing Fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)
     (4) Proposed maximum aggregate value of transaction:

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:
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(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

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

                               FERRO CORPORATION
                              1000 LAKESIDE AVENUE
                             CLEVELAND, OHIO 44114

                                                                  March 20, 1995

DEAR SHAREHOLDERS:

     You are cordially invited to attend the annual meeting of shareholders of Ferro Corporation which will be held on Friday, April 28, 1995, in the Auditorium at One Cleveland Center, 1375 E. 9th Street, Cleveland, Ohio. The meeting will begin at 10:00 A.M., Cleveland time, but we hope that you will be able to join the officers and directors at 9:30 A.M. for coffee and informal conversation. The matters to be considered are described in the following pages and include information concerning each director and each nominee for director.

     The items proposed for action by the shareholders at the meeting are the election of directors, adoption of the 1995 Performance Share Plan, approval of an amendment to the Employee Stock Option Plan, the designation of auditors and such other business, if any, as may properly come before the meeting. In addition, the officers will give current reports on the status of the business of Ferro.

     Shareholders of record at the close of business on February 28, 1995 are entitled to vote at the meeting.

     It is important to your interests that all shareholders participate in the affairs of Ferro regardless of the number of shares owned. Accordingly, we urge you promptly to fill out, sign and return the enclosed proxy even if you plan to attend the meeting. You have the option to revoke it at any time prior to the meeting, or to vote your shares personally on request if you attend the meeting.

                                              Very truly yours,

                                              ALBERT C. BERSTICKER, President
                                                and Chief Executive Officer

                                PROXY STATEMENT

                             ELECTION OF DIRECTORS

     The Board of Directors of Ferro presently consists of thirteen members, divided into three classes. The directors in each class are elected for terms of three years so that at each annual meeting the term of office of one class of directors expires. The terms of office of three directors of Ferro will expire on the day of the 1995 annual meeting, upon election of successors.

     Proxies solicited hereunder granting authority to vote on the election of directors will be voted for the election of Albert C. Bersticker, Paul S. Brentlinger and A. James Freeman to serve for three year terms and until their successors are elected, provided, however, that if the election of directors is by cumulative voting (see page 28 of this Proxy Statement) the persons appointed by the accompanying proxy intend to cumulate the votes represented by proxies they receive and distribute such votes in accordance with their best judgment. All of the candidates for election as directors are directors whose present terms of office will expire at the meeting.

     In June of 1994, Sandra Harden Austin was elected to the Board of Directors to fill the vacancy created by the retirement of Robert M. Ginn in January of 1994. Ms. Austin's term of office will expire on the day of the 1996 annual meeting. Kevin O'Donnell, whose term expires at the 1995 annual meeting, will retire as a member of the Board of Directors, after 18 years of service as a director, pursuant to Ferro's mandatory retirement age policy for directors. The size of the Board will be reduced to twelve at that time. Paul B. Campbell resigned as a member of the Board of Directors on December 19, 1994.

     If any nominee is not available at the time of the election, proxies will be voted for a substitute. However, Ferro has no reason to believe that any of the nominees will not be available.

     Information is set forth below regarding the principal occupation and the number of shares of Ferro Stock owned on February 28, 1995 by each nominee and each of the other directors who will continue in office after the meeting.

NOMINEES FOR ELECTION
                               ALBERT C. BERSTICKER, age 60, President and
                               Chief Executive Officer of Ferro. Mr. Bersticker began his career as a Research Engineer with Ferro in 1958. Following various assignments with the International Division, he became Plant Manager of the Company's Spanish affiliate and was named Managing Director of Ferro Spain in 1969. Returning to the United States in 1973, Mr. Bersticker was named Assistant to the Group Vice President -- International Operations. In 1974 he was appointed Group Vice President -- International; was named Executive Vice President, Operations in 1976; was named Executive Vice President and Chief Operating Officer in 1986; was named President in 1988 and was named Chief Executive Officer in 1991. Mr. Bersticker is also a Director of Centerior Energy Corporation (electric utility holding company), KeyCorp (bank holding company), Oglebay Norton Company (minerals and shipping) and Brush Wellman Inc. (manufacturer of beryllium alloy parts).
  DIRECTOR SINCE 1978
                               Common Shares owned 263,642(1)   Nominee for
                               term expiring in 1998
                               ESOP Convertible Preferred
                               Shares beneficially owned 1,898

                               PAUL S. BRENTLINGER, age 67, a General Partner of Morgenthaler Ventures, a venture capital partnership which invests in and provides management advisory services to emerging growth companies. Mr. Brentlinger joined Harris Corporation (manufacturer of advanced information processing, communication and microelectronics products) in 1951 and, after serving in various assignments, was named Vice President -- Corporate Development in 1969; Vice President -- Finance in 1975 and Senior Vice President -- Finance in 1982. He retired from Harris Corporation and joined Morgenthaler in 1984. He is a Director of Allegheny Ludlum Corporation (manufacturer of specialty metals).

                               Common Shares owned 4,900(1)     Nominee for term
                               expiring in 1998

    DIRECTOR SINCE 1984

                               A. JAMES FREEMAN, age 66, Retired Vice Chairman and Chief Executive Officer of Lord Corporation (manufacturer of bonded rubber specialty products for the automotive industry, adhesives and chemical coatings). Mr. Freeman began his career with General Mills. In 1960 he joined Lord Corporation as Manager of the Development Department. He was appointed Corporate Group Vice President in 1970, Executive Vice President in 1975, President in 1982 and Vice Chairman and Chief Executive Officer in 1991. He retired in 1994. Mr. Freeman is also a Director of Lord, PNC Bank, N.A., Eriez Magnetics (manufacturer of magnetic devices), EFCO, Inc. (manufacturer of forming presses), Keypro Inc. (medical peer review organization) and a member of the Advisory Board of Liberty Mutual Insurance Company.

                               Common Shares owned 10,743(1)    Nominee for term
                               expiring in 1998
    DIRECTOR SINCE 1986

DIRECTORS WHOSE TERMS OF OFFICE
WILL CONTINUE AFTER THE MEETING

                               SANDRA HARDEN AUSTIN, age 47, President of
                               Caremark Clinical Management Services, a division of Caremark, Inc. which provides home care services. Between 1981 and 1988, Ms. Austin was employed by the Huron Road Hospital in Cleveland, and during that time served as the Director of Planning, Vice President and President. In 1988, she was appointed Senior Vice President and General Manager of the Medical/Surgical and Psychiatry Management Centers of University Hospitals of Cleveland and served in that capacity until 1990. Ms. Austin was named the Executive Vice President and Chief Operating Officer of The University of Chicago Hospitals in 1990 and served in that capacity until 1994, at which time she assumed her present position. Ms. Austin also serves as a director of National City Corporation and South Shore Bank (bank holding companies).

                               Common Shares owned 100         Term expires 1996
DIRECTOR SINCE 1994
                               GLENN R. BROWN, age 64, Retired Senior Vice
                               President and Director Standard Oil Company (now BP America). Dr. Brown joined The Standard Oil Company (Ohio) in 1953 as an Engineer in the Chemical and Physical Research Department. After ten years of research experience, he undertook assignments in managerial roles in operations research, management systems, and chemical operations, including Manager of all research activities for Standard Oil and later, Vice President for Research and Engineering. In 1979, Dr. Brown was elected a Senior Vice President of Standard Oil in charge of the technology, patent and license, strategic planning, and business operating groups. He also served as a director of Standard Oil from 1981 until his retirement in 1986. Following his retirement from Standard Oil, Dr. Brown served at Case Western Reserve University as Director of Strategic Planning, Dean of the Colleges and from 1990-1993 as Vice Provost for Corporate Research and Technology Transfer. He is also a Director of Nordson Corporation (manufacturer of industrial application equipment).

                               Common Shares owned 450         Term expires 1997
DIRECTOR SINCE 1988
                               WERNER F. BUSH, age 55, Executive Vice President and Chief Operating Officer of Ferro. Mr. Bush joined Ferro in 1964 as a Research Engineer. He was appointed Refractory Division Manager of Ferro Mexico in 1966; was named Operations Manager of Ferro France in 1970; was named Operations Manager of Ferro Brazil in 1971; and in 1975 was named President of Ferro Brazil. Mr. Bush returned to Cleveland in 1981 when he was named Vice President -- International for Latin America, Canada, Australia and South Africa. Subsequently, he was named Group Vice
                               President -- International in 1985; Group Vice President -- Coatings, Colors and Electronic Materials in 1988; and Senior Vice
                               President -- Coatings, Colors and Ceramics in 1991. Mr. Bush assumed his present position in 1993. He is also a member of the Board of Directors of National City Bank.

                               Common Shares owned 77,416(1)   Term expires 1996
                               ESOP Convertible Preferred Shares beneficially owned 1,834
DIRECTOR SINCE 1993

DIRECTORS WHOSE TERMS OF OFFICE
WILL CONTINUE AFTER THE MEETING

                               WILLIAM E. BUTLER, age 63, Chairman of the Board and Chief Executive Officer, Eaton Corporation (engineered products for automotive, industrial, commercial and military markets). Mr. Butler has been an Eaton employee since 1957, serving as President and Chief Executive Officer prior to his election as Chairman in 1991. Mr. Butler is a director of Eaton Corporation, Bearings, Inc. (bearings distributor), Pitney Bowes Inc. (manufacturer of mailing, copying and voice processing systems), Zurn Industries, Inc. (manufacturer of environmental quality control and energy conversion systems and leisure products) and Goodyear Tire & Rubber Company.

                               Common Shares owned 600         Term expires 1997

    DIRECTOR SINCE 1992

                               JOHN C. MORLEY, age 63, President and Chief
                               Executive Officer of Reliance Electric Company (manufacturer of industrial motors and controls, mechanical power transmission products and specialty telecommunication systems and products). Mr. Morley began his career with Exxon Corporation in 1958 and served as President of Exxon Chemical Company, USA and Senior Vice President of Exxon USA before joining Reliance in 1980 as President and Chief Executive Officer. In December, 1986, Mr. Morley led an investor group in the leveraged acquisition of Reliance Electric Company from Exxon. In January of 1995, Rockwell International Corporation acquired Reliance Electric Company. Mr. Morley serves as a Director of Reliance Electric Company, AMP Incorporated (manufacturer of electrical and electronic components) and KeyCorp (bank holding company).

                               Common Shares owned 1,100       Term expires 1997
    DIRECTOR SINCE 1987

                               HECTOR R. ORTINO, age 52, Executive Vice
                               President and Chief Financial -- Administrative Officer of Ferro. He began his career as Treasurer of Ferro Argentina in 1971 and subsequently became Financial Director in 1973. In 1976, Mr. Ortino was promoted to Managing Director of operations in Argentina. Mr. Ortino was named Managing Director of Ferro Mexico in 1982. In 1983, he was appointed Assistant to the Executive Vice President -- Finance and relocated to Cleveland. He was named Vice President -- Finance in 1984; Vice President -- Finance and Chief Financial Officer in 1987, and Senior Vice President and Chief Financial Officer in 1991. Mr. Ortino assumed his present position in 1993. Prior to joining Ferro, Mr. Ortino served as Treasurer of Columbia Broadcasting Systems, Argentina and Assistant to the Treasurer of Pfizer, Inc., Argentina. Mr. Ortino is also a director of Defiance, Inc. (manufacturer of automotive parts) and Mutual Investment Corporation Limited (holding company of the Bunge Group).

    DIRECTOR SINCE 1993
                               Common Shares owned 69,894(1)   Term expires 1997
                               ESOP Convertible Preferred Shares beneficially owned 1,894

DIRECTORS WHOSE TERMS OF OFFICE
WILL CONTINUE AFTER THE MEETING

                               ADOLPH POSNICK, age 68, retired Chairman and
                               Chief Executive Officer of Ferro. Mr. Posnick joined Ferro in 1947 as a Research Engineer. Following assignments with the International Division, he became technical director of Ferro Enamel S.A., a Brazilian subsidiary, in 1950 and was named Managing Director of that Company in 1956. Mr. Posnick was on special assignment in Europe during 1964 as Assistant to the Vice President -- International and returned to the United States in 1965 as Vice President -- International Operations. He was named Group Vice President in 1968, Senior Vice President -- Operations in 1974, Executive Vice President in 1975, President and Chief Executive Officer in 1976 and was named Chairman in 1988. Mr. Posnick retired in 1991. Mr. Posnick is also a Director of First Union Management, Inc. (commercial real estate management) and CIMCO Inc. (plastics manufacturer).

                               Common Shares owned 173,879(1)  Term expires 1996
    DIRECTOR SINCE 1976

                               REX A. SEBASTIAN, age 65, Private Investor. Mr. Sebastian began his career with Procter and Gamble. In 1955, he joined Cummins Engine Company, Inc. where he held several positions including Vice-President -- International and Managing Director of Cummins Engine Company, Ltd., in Scotland. In 1966, Mr. Sebastian joined Dresser Industries, Inc. (energy and industrial-related products and services) as Vice President -- International Operations and was named Vice President -- Operations in 1971. In 1975, he was named Senior Vice President -- Operations, a position he held until his retirement in 1985. Mr. Sebastian is a member of the Board of Directors of Texas Commerce Bank, National Association, Phoenix Resource Companies, Inc. (oil and gas exploration and production, essentially in Egypt) and Hallwood Energy Corporation (oil and gas exploration and production).

                               Common Shares owned 4,500       Term expires 1996
    DIRECTOR SINCE 1986

                               DENNIS W. SULLIVAN, age 56, Executive Vice
                               President and President, Industrial and
                               Automotive, of Parker-Hannifin Corporation
                               (manufacturer of fluid power products). Mr.
                               Sullivan began his career with Parker-Hannifin Corporation in 1960 as a Sales Engineer, and after serving in various assignments, was named Group Vice President in 1972; President of the Fluid Connectors Group in 1976; Corporate Vice President in 1978; President of the Fluidpower Group in 1979; President of the Industrial Sector in 1980; and he assumed his present position in 1981. Mr. Sullivan is also a Director of Parker-Hannifin and KeyCorp (bank holding company).

                               Common Shares owned 1,750       Term expires 1996

    DIRECTOR SINCE 1992

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(1) The shares reported as owned by Messrs. Bersticker, Brentlinger, Freeman,
    Ortino and Posnick include shares that they do not own of record but of which they are beneficial owners. An individual is deemed to be the beneficial owner of shares as to which he exercises or influences voting power or investment power. The number of shares (included in those reported above) as to which Messrs. Bersticker, Brentlinger, Freeman, Ortino and Posnick are not owners of record but as to which they exercise or influence voting control or investment decisions are as follows: Mr. Bersticker -- 2,287 shares, Mr. Brentlinger -- 150 shares, Mr. Freeman -- 2,000 shares, Mr. Ortino -- 927 shares and Mr. Posnick -- 13,272 shares. The number of shares reported above for Messrs. Bersticker, Bush and Ortino include 20,969, 9,560 and 8,783 shares, respectively, issued to them under the Performance Share Plan which are subject to risk of forfeiture based upon the terms of that plan. The number of shares which may be acquired by Messrs. Bersticker, Bush and Ortino pursuant to exercisable stock options as of May 1, 1995 are as follows: Mr. Bersticker -- 135,000 shares; Mr. Bush -- 50,250 shares and Mr. Ortino -- 43,875 shares (included in the number of shares reported above).

SECURITY OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

     Based on information supplied by them as of February 28, 1995, no individual director beneficially owns as much as 1% of the outstanding Common Stock, and all directors and officers of Ferro as a group beneficially own 846,140 shares of Ferro Common Stock, representing approximately 3% of its outstanding shares and 16,777 shares of Series A ESOP Convertible Preferred Stock, representing approximately 1.0% of the outstanding shares of that series. Included in the number of shares beneficially owned by officers and directors as a group are 344,292 shares of Common Stock which could be acquired through exercisable stock options as of May 1, 1995 and 81,531 shares issued under the Ferro Performance Share Plan which are subject to the risk of forfeiture under the terms of that Plan. The beneficial ownership of Messrs. Bersticker, Bush and Ortino are set forth below their biographies on pages 2, 3 and 4 of this Proxy Statement. Mr. Fisher beneficially owns 64,500 shares of Common Stock and 1,905 shares of ESOP Convertible Preferred Stock. Mr. Carragher beneficially owns 36,508 shares of Common Stock and 1,826 shares of ESOP Convertible Preferred Stock. Mr. Oudersluys beneficially owns 38,848 shares of Common Stock and 1,897 shares of ESOP Convertible Preferred Stock. The shares reported for Messrs. Fisher, Carragher and Oudersluys include 30,500; 18,000; and 22,875 shares which may be acquired through exercisable stock options as of May 1, 1995 and 6,633; 5,965; and 5,262 shares issued under the Performance Share Plan which are subject to risk of forfeiture based upon the terms of that plan.

     The following table sets forth information concerning each person known by Ferro to be the beneficial owner of more than 5% of its outstanding Common Stock or stock convertible into Common Stock.

                                                      AMOUNT AND          PERCENT
               NAME AND ADDRESS                  NATURE OF BENEFICIAL       OF
              OF BENEFICIAL OWNER                     OWNERSHIP            CLASS
- -----------------------------------------------  --------------------     -------
FMR Corporation................................        3,631,900(1)         13.0%
  82 Devonshire Road
  Boston, Massachusetts 02109
Prudential Insurance Company of America........        1,811,750(2)          6.5%
  Prudential Plaza
  Newark, New Jersey 07102-3777
Mario J. Gabelli and related entities..........        1,793,950(3)          6.5%
  One Corporate Center
  Rye, New York 10017
Mitchell Hutchins Institutional Investors......        1,593,700(4)          5.7%
  1285 Avenue of the Americas
  New York, New York 10019
National City Bank, Trustee....................        1,407,498(5)          100%
     under the Ferro Corporation
     Savings and Stock Ownership Plan
  1900 East 9th Street
  Cleveland, Ohio 44114

- ---------------

(1) Information regarding share ownership was obtained from Schedule 13G filed February 13, 1995 by FMR Corporation.

(2) Information regarding share ownership was obtained from Schedule 13G filed January 31, 1995 by Prudential Insurance Company of America.

(3) Information regarding share ownership was obtained from Schedule 13D filed January 31, 1995 by The Gabelli Group, Inc. Mario J. Gabelli is deemed to be the beneficial owner of all entities jointly filing such Schedule 13D.

(4) Information regarding share ownership was obtained from Schedule 13G filed February 14, 1995 by Mitchell Hutchins Institutional Investors.

(5) The beneficial owners of the Savings and Stock Ownership Plan are participating employees of the Company. The 1,407,498 shares of Convertible Preferred Stock are convertible into 2,438,490 shares of Common Stock, representing approximately 8.8% of the outstanding Common Stock. The Preferred Stock is nontransferable and, upon distribution of an account balance to a plan participant, such participant receives Common Stock issuable upon conversion of the Preferred Stock or cash payable upon redemption of the Preferred Stock. Each share of Preferred Stock carries one vote, voting together with the Common Stock on most matters. The Trustee votes in accordance with the instructions of plan participants.

     Section 16(a) of the Securities Exchange Act of 1934 requires Ferro's officers and directors, and persons who own more than ten percent of a registered class of Ferro's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish Ferro with copies of all Section 16(a) forms they file.

     Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to Ferro during 1994 and Forms 5 and amendments thereto furnished to Ferro with respect to 1994, no director, officer, beneficial owner of more than 10% of its outstanding Common Stock or stock convertible into Common Stock or any other person subject to Section 16 of the Exchange Act, failed to file on a timely basis during 1994 or prior fiscal years any reports required by Section 16(a) of the Exchange Act, except that Mr. Sullivan was one month late in filing a Form 4 with respect to a purchase of Common Stock.

              CERTAIN MATTERS PERTAINING TO THE BOARD OF DIRECTORS

     During 1994, the Board held eight regularly scheduled monthly meetings and committees of the Board met from time to time upon call of the Chief Executive Officer (or in the case of the Audit Committee, upon call of its Chairman). During 1994, each director attended at least 75% of the aggregate of the total number of meetings of the Board and the committees on which he or she served.

     Each director who is not an employee of Ferro is paid an annual retainer fee of $15,000. In addition, directors (other than employee directors) are paid an attendance fee of $1,500 for meetings of the Board and $1,000 for meetings of its committees. The Chairman of the Audit Committee and the Chairman of Compensation and Organization Committee are each paid an additional annual retainer of $2,000. The directors have the right to defer their fees into a Ferro Common Stock account. Amounts so deferred will be invested in Ferro Common Stock, together with dividends thereon which will be reinvested in Ferro Common Stock. The deferred account will be distributed after retirement of the director.

     The Audit Committee of the Board of Directors engages in the functions usual to an audit committee of a publicly held corporation, including recommendations as to the engagement of independent accountants; review with the independent accountants of the proposed scope of and plans for annual audits and review of audit results; review of the adequacy of internal financial controls and internal audit functions; and review of any problems identified by either the internal or external audit functions.

During 1994, the Audit Committee met twice. Messrs. Brown, Brentlinger and O'Donnell are the current members of the Audit Committee, with Mr. Brentlinger serving as Chairman.

     The Compensation and Organization Committee considers and formulates recommendations with respect to the compensation of Ferro's officers and performs delegated functions with respect to the Stock Option Plan, the Performance Share Plan and the Incentive Compensation Plan. Included among its functions is the review of recommendations (including written recommendations made by any shareholder) as to new members of the Board of Directors. Shareholder recommendations for members of the Board of Directors should be submitted in writing to the Secretary of Ferro. During 1994, the Committee met twice. A report of the Compensation and Organization Committee is set forth on pages 14 through 18 of this Proxy Statement.

                  APPROVAL OF THE 1995 PERFORMANCE SHARE PLAN

     Ferro has maintained a Performance Share Plan since 1982. Most recently an Amended and Restated Performance Share Plan was approved by shareholders in 1991.

     Changes in federal income tax laws regarding deductibility of executive compensation made it desirable to restudy the Performance Share Plan. Specifically, if aggregate compensation to certain executives exceeds $1 million in any calendar year, the excess over $1 million is not deductible by the employing company, in calculating its United States federal income tax. Certain types of performance based compensation are not included in compensation paid, for such income tax calculations, if appropriate conditions, including shareholder approval, are met.

     The Performance Share Plan as heretofore in effect, although approved by Ferro shareholders, did not meet the standards set forth in this new tax law. There was noncompliance with the new tax law standards in two respects in that the plan, as heretofore approved by shareholders (1) did not set forth the performance goals, and instead such performance goals were established by the Compensation and Organization Committee at the time of Performance Share Awards, and (2) did not set forth the maximum number of shares that a single participant can receive over a given period of time.

     Upon review of the Performance Share Plan to meet the new tax law standards for deductibility of payments, the Company also decided to update the plan in other respects as well. The 1995 Performance Share Plan ("Plan"), as adopted by the Board of Directors, subject to shareholder approval, is set forth in Exhibit A to this Proxy Statement. Such Exhibit highlights the differences between the 1995 Plan and the Performance Share Plan as heretofore in effect. Set forth below are summaries of the changes and other material terms of the Plan. Capitalized terms used in the summaries which are not defined shall have the meaning given them in the Plan.

SUMMARY OF CHANGES

     The principal changes in the Plan, as compared to the Performance Share Plan as previously in effect, are:

     1. For the purposes of complying with tax law changes:

          a. Setting forth the standards applicable to performance goals, the establishment thereof, and the degree of attainment thereof;

          b. Setting forth the maximum award levels to any individual participant (30,000 shares per award year); and

          c. Clarifying that all authority with respect to the Plan shall reside with a committee of "disinterested directors", and not with the Board of Directors.

     2. For the purpose of updating the Plan in other respects:

          a. Specific recognition that shares of Common Stock may be issued at the commencement of the Performance Period, subject to risk of forfeiture;

          b. Provision that in the case of persons who are parties to executive employment agreements, vesting of Performance Shares shall continue during the Contract Term of the Employment Agreement, unless employment was terminated by the Company for Cause or by the executive without Good Reason;

          c. Establishing 750,000 shares of Common Stock as shares available under the Plan, plus shares remaining available for issuance under the Performance Share Plan as previously in effect and plus any shares canceled or forfeited under the Performance Share Plan as previously in effect; and

          d. Terminating the authority to grant awards in the future under the Performance Share Plan as previously in effect.

SUMMARY OF THE 1995 PLAN

     The purpose of the Plan is to promote the long-term financial interests of the Company by attracting and retaining executive personnel possessing outstanding ability and motivating such personnel by means of performance related incentives to achieve long-range goals. The shares to be issued under the Plan will be shares of Common Stock. On February 28, 1995, the closing price of Common Stock on the New York Stock Exchange was $25.625.

     The Plan provides for the award, pursuant to written agreements, of "Performance Shares" to Plan participants. Participants in the Plan are officers or other key executives of the Company or any subsidiary or affiliate of the Company selected by the committee to participate in the Plan. The Plan permits the Company to adopt a practice of bi-annual grants rather than annual grants in which event grant levels will be double the normal annual grant. Performance Shares are interests which will be converted into a specific number of shares of Common Stock at the end of the Performance Period if established Performance Targets are met, or are shares of Common Stock, which are subject to the risk of forfeiture, depending upon the degree of achievement of Performance Targets during the Performance Period. Performance Targets may be established in terms of Return on Equity, Operating Income as a Return on Net Assets, Operating Income as a Return on Average Assets Employed, Operating Income Growth Rate, Net Income Growth Rate, or various combinations of the foregoing. If the Performance Target has not been fully met at the end of the Performance Period, conversion or nonforfeiture will occur only to the extent, if any, provided at the time of the award of such Performance Shares, for the conversion or nonforfeiture of a portion of Performance Shares based on partial attainment of the Performance Target and under such circumstances the balance of any Performance Shares, or forfeitable shares of Common Stock, for such Performance Period will be forfeited.

     If a participant ceases to be employed by the Company or one of its subsidiaries because of the participant's death, disability or retirement pursuant to the applicable established retirement policies, the participant will be eligible to receive a pro-rata proportion of the Performance Shares awarded, or a pro-rata portion of the Common Stock awarded shall become non-forfeitable, following the end of the Performance Period and the determination of the degree of achievement of the applicable Performance Targets. The pro-rata share shall be measured by a fraction of which the numerator is the portion of the Performance Period during which the Participant's employment continued and the denominator is the Performance Period. Except as otherwise provided in the case of a "change of control" (see discussion below) or in the case of participants who have executive employment agreements with the Company, if a participant ceases to be employed by either the Company or one of its subsidiaries for any reason other than death, disability or retirement pursuant to the applicable established retirement policies, then the participant will forfeit all Per-formance Shares and Common Stock awarded to him other than those Performance Shares or Common Stock applicable to Performance Periods which have been completed at the time of such cessation of employment. In the case of those participants who are parties to executive employment agreements with the Company, employment is deemed to have continued through the end of the contract term provided for in the employment agreement unless terminated by the Company for cause or by the participant without good reason as determined under the terms of the employment agreement. Currently, there are 10 officers and 38 key executives who are participants in the Plan.

     In the event of a "change in control" of the Company, each participant in the Plan shall be entitled to receive a pro-rata proportion of the shares of Common Stock and cash which would have been issued to such participant at the end of the Performance Period, or if applicable, a pro-rata portion of the Common Stock shall become nonforfeitable. The pro-rata proportion shall be measured by a fraction of which the numerator is the portion of the Performance Period prior to such change in control and the denominator is the Performance Period. In lieu of issuing shares of Common Stock of the Company upon conversion of Performance Shares, the Company shall make payment to the participants in cash based on the "fair market value of the Common Stock," as defined in the Plan, that would have been issued under the Plan.

     The Board of Directors may terminate the Plan at any time. No Performance Shares will be awarded under the Plan after December 31, 2004. The Board of Directors may also amend the Plan provided that no change may be made which would impair the rights of any participant to whom an award of Performance Shares has been made without the consent of such participant. The Board may amend the Plan to permit assignment, encumbrance and transfer of the rights and interests of participants if and to the extent that such amendment would not produce adverse consequences under tax or securities laws. Moreover, the Board of Directors may not, without the approval of the shareholders, make any amendment which would materially increase the benefits accruing to participants under the Plan, materially increase the aggregate number of shares which may be issued (other than an increase reflecting a change in the capitalization of the Company) or change the class of employees eligible to participate in the Plan.

AWARDS UNDER THE PLAN

     The compensation disclosure provisions contained in this Proxy Statement reflect the award experience of the Company under the Performance Share Plan as previ-ously in effect. The changes effected in the 1995 Plan are not expected to materially modify in the future the award experience under the Performance Share Plan.

                            RECOMMENDATION AND VOTE

     The affirmative vote of a majority of the shares present and voting at the meeting on this issue is necessary for the adoption of the 1995 Performance Share Plan.

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PLAN.

                       AMENDMENT TO THE STOCK OPTION PLAN

     At its January 27, 1995 meeting, the Board of Directors, subject to the approval of the shareholders, adopted an amendment to the Ferro Employee Stock Option Plan ("Stock Option Plan") in response to recent amendments to the federal tax laws.

DESCRIPTION OF AMENDMENT

     The principal purpose of the amendment is to establish a maximum limit on the number of shares awarded to any individual during any consecutive eleven month period. The Stock Option Plan previously contained no limit on the number of shares of Common Stock for which stock options may be granted to any individual participant. The proposed amendment establishes a limit of 100,000 shares for which options may be granted to an eligible employee or officer during any period of eleven consecutive months. The Stock Option Plan has been amended to add the following sentence at the end of Section 4 of the Stock Option Plan:

          The maximum number of options granted to any single executive during any period of eleven consecutive months shall not exceed options for 100,000 shares, subject to adjustment in accordance with Section 2 of the Plan.

PURPOSE OF THE AMENDMENT

     As indicated under the discussion of the Performance Share Plan (pages 9 through 13 of this Proxy Statement), recent changes in federal income tax laws impair the deductibility to the employer corporation of executive compensation over $1 million under certain circumstances. However, performance based compensation is excluded from such computation. Stock option plans are treated as performance based compensation if applicable requirements of the Internal Revenue Code are met.

Ferro's Stock Option Plan meets such requirements in all respects except for the absence, prior to amendment, of a limitation on award levels to any individual participant. The amendment to the Stock Option Plan has been adopted by the Board of Directors, and is submitted to the Shareholders for their approval, in order to preserve the deductibility rights of the Company.

                            RECOMMENDATION AND VOTE

     The affirmative vote of a majority of the shares present and voting at the meeting on this issue is necessary for approval of the amendment to the Stock Option Plan.

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE STOCK OPTION PLAN.

                            DESIGNATION OF AUDITORS

     Unless otherwise indicated, the accompanying proxy will be voted in favor of ratifying the selection of KPMG Peat Marwick LLP to audit the books and accounts of Ferro for the current year ending December 31, 1995. KPMG Peat Marwick LLP have been acting as the auditors of Ferro for many years. On recommendation of the Audit Committee, the Board of Directors has appointed such firm to continue as Ferro's auditors for the current year, subject to the approval thereof by the shareholders.

     Representatives of KPMG Peat Marwick LLP will be at the annual meeting of shareholders, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                   INFORMATION CONCERNING EXECUTIVE OFFICERS

REPORT OF THE COMPENSATION AND ORGANIZATION COMMITTEE

     The principal components of senior executive officer compensation at Ferro, and the role of the Compensation and Organization Committee of the Board of Directors as to each component in 1994, were as follows:

          1. Annual salary level recommended by the Committee and adopted by the Board.

          2. Annual Incentive Compensation Plan (a cash bonus plan) under which achievement is measured primarily by achievement of mathematical targets, and, to a lesser extent, by non-mathematical determinations. The Committee adopts such a plan each year, including the placement of senior executives in the plan, determination of the applicable percentage of salary to be used for bonus measurement, and determination of the mathematical targets by which the level of bonus achievement will be measured. The Committee approves the actual non-mathematical bonus awards to senior executive officers other than the Chief Executive Officer.

          3. Performance Share Plan (a long term incentive plan) under which shares of common stock are issued, subject to risk of forfeiture, based upon the degree of achievement of Performance Targets during the Performance Period. The Committee determines the Performance Targets which will be applicable to determine the degree of vesting, or the degree of forfeiture, of Performance Shares.

          4. The Committee makes recommendations to a Special Committee of the Board, consisting of all Board members other than those who participate, or have participated, in the applicable plans, for the award of Performance Shares under the Performance Share Plan and the award of Stock Options under the Stock Option Plan. (Commencing with the year 1995, full authority with respect to these matters has been delegated to the Committee.) With respect to non-mathematical bonus matters, the Committee makes a recommendation to the Board, in the case of the Chief Executive Officer, of non-mathematical performance goals for the year ahead, and of the actual discretionary bonus award for the completed year.

     For several years TPF&C, a Towers Perrin Company, has served as executive compensation consultants to Ferro. The TPF&C advice is based on a variety of competitive data maintained by, or available to, TPF&C. From these data banks TPF&C derives standards for compensation levels at Ferro, based upon competitive levels in the market place. These competitive levels are averages derived from multiple salary surveys, and therefore, in effect, they are averages of averages.

     Applying this data to Ferro, and to Mr. Bersticker, Ferro's Chief Executive Officer, the Committee recommended (and the Board approved), for 1994:

          1. A salary level of $530,000, which is in the third quartile of competitive market salary data as reported by TPF&C;

          2. An annual incentive plan cash bonus target amount equal to 55% of salary (a 5% increase over the prior year). Eighty-two percent of such cash bonus target amount is based upon the degree of achievement of mathematical targets, with the target bonus achieved if the Company earns a 15% return on equity (a 1% reduction from the prior year), 200% of target bonus achieved if the Company earns a 19% return on equity, and no mathematical bonus achieved if return on equity is less than 10% (a 1% increase over the prior year). Eighteen percent of target bonus amount is based upon non-mathematical factors. Such annual incentive target amounts reflect competitive levels of other companies in the market place as reported by TPF&C.

          3. An award of options for 30,000 shares under the Ferro Stock Option Plan.

          4. A performance share award of 6,400 shares.

     The stock option award level and the performance share award level reflect competitive levels of long term incentive programs of companies in the market place as reported by TPF&C.

     The future value of stock option awards will, of course, be a function of the market value for Ferro stock in the future. The future value of Performance Shares awards will be a function both of the future market value of Ferro stock and of the degree of achievement of the Performance Targets by which the degree of vesting, or the degree of forfeiture, of such Performance Shares is measured.

     In recommending Mr. Bersticker's non-mathematical (personal performance) level of bonus achievement, the Committee considered the degree of achievement of specific objectives that had been agreed upon for Mr. Bersticker at the beginning of 1994. The determination of the actual award was made in January, 1995. The award was fixed at approximately 90% of target, or $47,700.

     The recommendations of the Committee represented satisfaction with the manner in which Mr. Bersticker has performed his responsibilities as Chief Executive Officer and his maturity, leadership, judgment and experience in the business of Ferro. The recommendations and actions of the Committee relied heavily upon the advice of TPF&C as to competitive standards of compensation in the market place. TPF&C advises the Company as to competitive levels of salary (fixed annual compensation), short term incentive compensation (Ferro's annual cash bonus plan) and long term incentive compensation (Ferro's Stock Option and Performance Share Plans). The Committee's policy is to attain competitive levels of executive compensation in each of these areas (salary, short term incentive and long term incentive).

     Mr. Bersticker strongly advocates, and the Committee concurs, that a substantial portion of executive compensation should be variable, based upon performance of the Company and results achieved by each member of management. Application of this principle has resulted in salary levels for senior executive officers in the third quartile of competitive market data as reported by TPF&C, with major emphasis upon variable compensation.

     Because Ferro profits did not reach target levels of profitability performance, executive bonuses in 1994 were lower than 1993 levels. Unless profits significantly improve, realization of values by the senior executives under the Performance Share Plan will also be significantly below values reflected at the time of awards, because non-achievement of Performance Targets will result in significant forfeiture of Performance Shares previously awarded.

     In making its determinations and recommendations with respect to Messrs. Bush, Fisher, Ortino and Oudersluys, the Committee considered and discussed those same materials and information that were considered with respect to Mr. Bersticker, as well as the advice and recommendations of Mr. Bersticker as to such individuals. The Committee also considered its evaluation of the individual performance of those individuals. In the case of Messrs. Bush, Fisher, and Oudersluys who have direct responsibilities with respect to Company operations, their levels of achievement under the Cash Bonus Plan and Performance Share Plan are materially impacted by the performance of those specific operations which are in their respective areas of responsibility. The Committee recommended, and the Board approved a promotional increase in the salary level of Mr. Oudersluys effective June 1, 1994 reflecting his assumption of new responsibilities. No discretionary determinations were made with respect to Mr. Carragher during the year, since his compensation rights were determined under an agreement entered into with him in 1993.

     During 1994 the percentage achievement of the mathematical portion of bonus was: Mr. Bersticker, 47.4%; Mr. Bush, 44.8%; Mr. Ortino, 47.4%; Mr. Fisher, 59.3%; and Mr. Oudersluys, 97.2%.

     In 1993, the Internal Revenue Code was amended to add Section 162(m), which generally provides that certain compensation in excess of $1 million per year paid to a company's chief executive officer and any of its four highest paid executive officers is no longer deductible to the company unless the compensation qualifies for an exception. Section 162(m) provides an exception for performance based compensation if certain procedural requirements, including shareholder approval of the material terms of the performance goals, are satisfied. Although none of Ferro's executive officers were paid compensation in excess of $1 million in 1994, the Committee has determined to qualify the Company's Performance Share Plan and Employee Stock Option Plan under the
Section 162(m) exception in order to preserve the tax deductibility to the Company of compensation paid to executives under these plans in the future. Accordingly, as part of this Proxy Statement, the Company is recommending the ratification of the 1995 Performance Share Plan and approval of an amendment to Ferro's Employee Stock Option Plan. The specific changes made to both plans for the purpose of complying with Section 162(m) are discussed on pages 9 through 14 of this Proxy Statement.

                                      W. E. Butler, J. C. Morley, D. W. Sullivan

PERFORMANCE COMPARED TO CERTAIN STANDARDS

     The chart set forth below compares Ferro's cumulative total shareholder return for the five years ended December 31, 1994 to (a) that of the Standard &
Poor's 500 Index and (b) that of a designated group of companies deemed to have a peer group relationship to Ferro. In all cases, the information is presented on a dividend reinvested basis.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
     FERRO CORPORATION, S&P 500 INDEX AND S&P SPECIALTY CHEMICALS INDEX(1)
         MEASUREMENT PERIOD               FERRO CORPO-                         S&P SPECIALTY
        (FISCAL YEAR COVERED)                RATION         S&P 500 INDEX     CHEMICALS INDEX
1989                                         100.0              100.0              100.0
1990                                          72.0               96.9               95.7
1991                                         155.6              126.3              126.2
1992                                         169.4              135.9              143.9
1993                                         203.2              149.5              164.1
1994                                         154.5              151.5              143.1

Note:
(1) Assumes $100 invested on December 31, 1989 in Ferro Common Stock, S&P 500 Index and S&P Specialty Chemicals Index.

SUMMARY COMPENSATION TABLE

     The following table shows on an accrual basis the elements of compensation paid or awarded during each of the three years ended December 31, 1994 to the Chief Executive Officer, each of the other four highest paid executive officers of Ferro who continue to serve as officers and Frank A. Carragher. Mr. Carragher ceased to be an executive officer of the Company on March 31, 1994 when he stepped down as Senior Vice President, Chemicals and Polymers.

     Mr. Carragher's 1994 compensation was determined under an agreement entered into with him in 1993, which superseded the executive employment agreement to which he was previously a party.

                           SUMMARY COMPENSATION TABLE

                                                                   LONG TERM COMPENSATION
                                                                           AWARDS
                                                                 --------------------------
                     ANNUAL COMPENSATION                         PERFORMANCE                    ALL OTHER
- -------------------------------------------------------------    SHARE PLAN       OPTIONS        COMPEN-
          NAME AND                        SALARY      BONUS       AWARD(1)        (NO. OF        SATION
     PRINCIPAL POSITION         YEAR       ($)         ($)           ($)         SHARES)(2)      ($)(3)
- ----------------------------    -----    --------    --------    -----------     ----------     ---------
A.C. Bersticker                  1994     530,000     160,749      217,600         30,000         22,435
  President and Chief            1993     490,000     224,719            0         30,000         19,597
  Executive Officer              1992     450,000     317,800      417,693         30,000         17,215
W.F. Bush                        1994     350,000      82,852       98,600         15,000         17,991
  Executive Vice President       1993     290,666     102,816            0          9,000         15,545
  and Chief Operating            1992     240,000     146,519      190,942          9,000         12,747
  Officer
H.R. Ortino                      1994     300,000      76,770       98,600         15,000         31,050
  Executive Vice President       1993     251,334      96,692            0          9,000         23,264
  and Chief Financial --         1992     212,000     124,553      168,666          9,000         18,829
  Administrative Officer
J.F. Fisher                      1994     228,000      54,279       68,000          8,000         13,370
  Senior Vice President --       1993     202,002      67,233            0          6,000         14,268
  Powder Coatings, Specialty     1992     167,000      98,860      132,828          6,000         11,871
  Ceramics & Electronic
  Materials
R.C. Oudersluys                  1994     170,419      58,837       37,400          3,000         16,041
  Vice President, Inorganic      1993     138,000      69,338            0          3,000         12,648
  Coatings & Colorants           1992     125,000      63,911      119,325          3,000         12,530
F.A.Carragher                    1994     233,200           0            0              0         14,477
  Senior Vice President --       1993     236,000      30,156            0          9,000         14,787
  Chemicals and Polymers         1992     215,000      47,020      171,017          9,000         15,850

- ---------------
Notes:

(1) The values reported are based upon the number of Performance Shares awarded, valued at the market price of the Common Stock on the date of the award. Such reported values are based upon achievement of target levels of performance by Ferro during the performance period. Realization of such values will be a function of Ferro's performance during the performance periods. The performance period is three years. No Performance Shares were awarded in 1993 pursuant to Ferro's then practice of granting awards every other year, instead of annually. Prior to the 1995 awards, Performance Shares issued to executive officers did not carry dividend rights until the expiration of the performance period. Performance is measured in relation to standards tied to return on average common equity, net income growth, return on average assets employed and operating income growth. If Ferro's performance exceeds target levels, the number of shares can increase by up to 25%. At December 31, 1994, the persons listed above hold the following number of Performance Shares, valued at the value of the underlying shares at December 31, 1994, applicable to performance periods not yet completed: Mr. Bersticker, 15,842 shares, valued at $378,228; Mr. Bush, 7,973 shares, valued at $190,355; Mr. Ortino, 7,296 shares, valued at $174,192; Mr. Fisher, 5,550 shares, valued at $132,506; Mr. Oudersluys, 2,919 shares, valued at $69,691; and Mr. Carragher, 2,983 shares, valued at $71,219. Such values are also based upon achievement of target levels of performance by Ferro during the performance period and realization of values will be a function of Ferro's performance during the performance period.

(2) Stock Option grants were awarded on the following dates:
    January 24, 1992
    January 22, 1993
    January 28, 1994

(3) In the year ended December 31, 1994, All Other Compensation includes company matching payments under the Ferro ESOP, as follows: Mr. Bersticker, $5,940, Mr. Bush, $5,775, Mr. Ortino, $5,940, Mr. Fisher, $5,775, Mr. Oudersluys, $5,940 and Mr. Carragher, $5,775; personal use of leased automobiles, as follows: Mr. Bersticker, $3,644, Mr. Bush, $3,041, Mr. Ortino, $5,895, Mr. Fisher, $3,682, Mr. Oudersluys, $3,777 and Mr. Carragher, $4,249; taxable portion of benefits under health, hospitalization, life insurance and pension programs, as follows: Mr. Bersticker, $9,126, Mr. Bush, $5,850, Mr. Ortino, $6,513, Mr. Fisher, $2,037, Mr. Oudersluys, $3,390 and Mr. Carragher, $4,452; individual tax services, as follows: Mr. Bersticker, $3,725, Mr. Bush, $3,325, Mr. Ortino, $7,000, Mr. Fisher, $1,875 and Mr.
    Oudersluys, $2,850; and in the case of Mr. Ortino, home leave benefits of $5,702.


STOCK OPTION GRANTS, EXERCISES AND YEAR END VALUES

     The following table sets forth information regarding grants of stock options to each of the continuing five highest paid executive officers of Ferro and Mr. Carragher under Ferro's stock option plan during the fiscal year ended
December 31, 1994. The exercisability of the stock options vests at the rate of 25% per year. In the case of death, retirement, disability or change of control, the options become 100% exercisable.

                             OPTION GRANTS IN 1994

                                        % OF
                                        TOTAL
                                       OPTIONS
                                       GRANTED                               GRANT DATE
                                         TO                                   PRESENT
                           OPTIONS    EMPLOYEES    EXERCISE    EXPIRATION     VALUE(1)
          NAME             GRANTED     IN 1994      PRICE         DATE           $
- -------------------------  -------    ---------    --------    -----------   ----------
A.C. Bersticker
President and Chief
Executive Officer........  30,000        14.9%      $34.00      1/28/2004     $406,500
W.F. Bush
Executive Vice President
and Chief Operating
Officer..................  15,000         7.4%      $34.00      1/28/2004     $203,250
H.R. Ortino
Executive Vice President
and Chief Financial --
Administrative Officer...  15,000         7.4%      $34.00      1/28/2004     $203,250
J.F. Fisher
Senior Vice President,
Powder Coatings,
Specialty Ceramics &
Electronic Materials.....   8,000         4.0%      $34.00      1/28/2004     $108,400
R.C. Oudersluys
Vice President, Inorganic
Coatings & Colorants.....   3,000         1.5%      $34.00      1/28/2004     $ 40,650
F.A. Carragher
Senior Vice President,
Chemicals and Polymers...       0           0%      $    0         N/A        $      0

[FN]
- -----------
Note:

(1) The grant date present value has been calculated using the Black-Scholes method of option valuation. The model assumes the following: (a) an option term of ten years; (b) an interest rate that represents the interest rate on a U.S. Treasury bond with a maturity date corresponding to the ten year option term; (c) volatility calculated using quarter-end stock prices for the past five years (20 quarters) prior to grant date; and (d) the stock's annualized dividend yield also over the past five years (20 quarters).

     The following table shows information regarding stock option exercises during 1994 and information regarding options held at year end.

                                                                                   VALUE OF
                                                                 NUMBER OF        UNEXERCISED
                                                                UNEXERCISED      IN-THE-MONEY
                                                                OPTIONS AT        OPTIONS AT
                                                               DECEMBER 31,      DECEMBER 31,
                                      SHARES                       1994             1994(1)
                                     ACQUIRED                  -------------     -------------
                                        ON         VALUE       EXERCISABLE/      EXERCISABLE/
              NAME                   EXERCISE     REALIZED     UNEXERCISABLE     UNEXERCISABLE
- ---------------------------------    --------     --------     -------------     -------------
A.C. Bersticker                         None           N/A        112,500/        $1,076,423/
  President and Chief Executive                                     67,500                 $0
  Officer
W.F. Bush                               None           N/A         42,000/        $  390,162/
  Executive Vice President and                                      26,250                 $0
  Chief Operating Officer
H.R. Ortino                             None           N/A         35,625/        $  290,279/
  Executive Vice President and                                      26,250                 $0
  Chief Financial --
  Administrative Officer
J.F. Fisher                             None           N/A         25,500/        $  223,943/
  Senior Vice President, Powder                                     15,500                 $0
  Coatings, Specialty Ceramics &
  Electronic Materials
R.C. Oudersluys                         None           N/A         21,375/        $  236,555/
  Vice President, Inorganic                                          6,000             $1,781
  Coatings & Colorants
F.A. Carragher                        11,625      $222,302         13,500/        $   71,179/
  Senior Vice President,                                            11,250                 $0
  Chemicals and Polymers

- ---------------

Note:

(1) Value of unexercised in-the-money options is based on Ferro's NYSE closing common stock price on December 31, 1994, of $23.875.

PERFORMANCE SHARE PLAN AWARDS

     The following table sets forth information relating to Performance Share
Plan ("Plan") awards to each of the continuing five highest paid executive officers of Ferro and Mr. Carragher. The Plan has a three year performance cycle ending on December 31, 1996. A condition to vesting includes the continued employment of the Plan participant to the end of the Performance Period.
However, in the case of death, disability or retirement, there is a pro rata payment at the end of the Performance Period based upon the portion of the Performance Period during which employment continued. Also, in the case of a change of control, a pro rata portion of the award is paid at the time of the change of control based upon the portion of the performance period that expired prior to the change of control.

                     PERFORMANCE SHARE PLAN AWARDS IN 1994

                                                         ESTIMATED FUTURE SHARE PAYOUTS
                                                   -------------------------------------------
                                     NUMBER OF
              NAME                   SHARES(A)     THRESHOLD(B)      TARGET(C)      MAXIMUM(D)
- ---------------------------------    ---------     ------------     -----------     ----------
                                                                    (IN SHARES)
A.C. Bersticker                        6,400           1,600           6,400           8,000
  President and Chief Executive
  Officer
W.F. Bush                              2,900             725           2,900           3,625
  Executive Vice President and
  Chief Operating Officer
H.R. Ortino                            2,900             725           2,900           3,625
  Executive Vice President and
  Chief Financial --
  Administrative Officer
J.F. Fisher                            2,000             500           2,000           2,500
  Senior Vice President, Powder
  Coatings, Specialty Ceramics &
  Electronic Materials
R.C. Oudersluys                        1,100             275           1,100           1,375
  Vice President, Inorganic
  Coatings & Colorants
F.A. Carragher                             0               0               0               0
  Senior Vice President,
  Chemicals and Polymers

- ---------------

Notes:

(a) The Plan has a three year performance cycle ending December 31, 1996. Performance measurements are based on a matrix that is a function of return on average common equity (target -- 15%) and net income growth
    (target -- 12%) for Messrs. Bersticker, Fisher and Ortino. For Messrs. Bush, Ouder-

    sluys and Carragher the performance factors are a function of return on average assets employed and operating income growth for the operations in their respective groups.

(b) Threshold is 25% of Award.

(c) Target is 100% of Award.

(d) Maximum is 125% of Award.

RETIREMENT PLAN

     Ferro maintains a non-contributory defined benefit retirement program for eligible salaried employees, including officers. In general, as applied to the senior officer group of Ferro the retirement program provides a monthly pension at age 65 payable for life with a guarantee of 120 monthly payments. The monthly retirement benefit payable to a participating employee who retires on or after age 65 with 30 or more years of service is 50% of the monthly average of the participant's covered compensation during the five consecutive calendar years in which his covered compensation was the highest, reduced by 50% of his primary Social Security benefit. If the participating employee has less than 30 years of service, the monthly pension net benefit is reduced proportionately. Generally, for purposes of the retirement program, covered compensation means basic salary plus bonus plus values earned under the Performance Share Plan. Section 415 of the Internal Revenue Code limits the annual benefits payable from the Ferro Qualified Retirement Plan (to $118,800 per year for 1994). In addition, the amount of covered compensation used to compute the Retirement Plan benefit is limited by the Internal Revenue Code. In response to such limitations, Ferro has adopted an Excess Benefits Plan. The Excess Benefits Plan will pay retirement program benefits to participants in the Ferro Qualified Retirement Plan in excess of those payable from the Qualified Plan. The following table shows estimated annual benefits payable upon retirement under both the Retirement Plan and the Excess Benefits Plan to persons with the specified years of service and whose average annual covered compensation during the five consecutive calendar years in which their covered compensation was the highest would be as indicated. As of December 31, 1994, Messrs. Bersticker, Bush, Ortino, Fisher and Oudersluys had 36, 30, 23, 35, and

16 years of service, respectively. Mr. Carragher had 14 years of service as of December 31, 1993.

                                              YEARS OF SERVICE AT AGE 65
       ASSUMED                                    RETIREMENT IN 1994
       COVERED            ------------------------------------------------------------------
    COMPENSATION              15            20            25            30            35
- ---------------------     ----------    ----------    ----------    ----------    ----------
      $ 200,000           $   46,559    $   62,079    $   77,598    $   93,118    $   93,118
        300,000               71,559        95,412       119,265       143,118       143,118
        400,000               96,559       128,745       160,932       193,118       193,118
        500,000              121,559       162,079       202,598       243,118       243,118
        600,000              146,559       195,412       244,265       293,118       293,118
        700,000              171,559       228,745       285,932       343,118       343,118
        800,000              196,559       262,079       327,598       393,118       393,118
        900,000              221,559       295,412       369,265       443,118       443,118
      1,000,000              245,559       328,745       410,932       493,118       493,118

- ---------------

     The five year average covered compensation for the individuals listed in the Summary Compensation Table was: Mr. Bersticker, $812,087; Mr. Bush, $447,790; Mr. Ortino, $385,362; Mr. Fisher, $286,135; and Mr. Oudersluys,
$230,321. See page 27 of this Proxy Statement for a description of an agreement entered into with Mr. Carragher in 1993 pertaining to his retirement in 1994.

EXECUTIVE EMPLOYMENT AGREEMENTS

     Ferro is a party to executive employment agreements (the "Executive Employment Agreements") with 11 of its officers, including each of the individuals (except Mr. Carragher) named in the summary compensation table on page 20 of this Proxy Statement. The purpose of the Executive Employment Agreements is to reinforce and encourage the continued attention and dedication of these officers to their assigned duties without distraction in the face of
(i) solicitations by other employers and (ii) the potentially disturbing circumstances arising from the possibility of a change in control of Ferro. To that end, the Executive Employment Agreements obligate Ferro to provide certain severance benefits, described below, to any of these officers whose employment is terminated under certain circumstances.

     Benefits are payable under the Executive Employment Agreements if the officer's employment is terminated for reasons other than for cause, disability, death or normal retirement or if the officer terminates his employment for "Good Reason."

Good Reason will exist if Ferro fails to honor any of its obligations or responsibilities under certain designated sections of the Executive Employment Agreement. Benefits are also payable if a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Ferro fails to expressly assume the Executive Employment Agreements. The principal benefits to be provided to the officers under the Executive Employment Agreements are (i) a lump sum severance payment equal to a full year's compensation (base salary and incentive compensation) multiplied by three in the cases of Messrs. Bersticker, Bush and Ortino and multiplied by two in the case of the other officers with whom Executive Employment Agreements were made, (ii) a lump sum calculated to approximate the present value of the additional retirement benefits to which the officer would have become entitled had he remained in the employment of Ferro for the same number of years used in computing the lump sum severance payment, (iii) continued participation in Ferro's employee benefit programs such as group life, health and medical insurance coverage for the same number of years used in computing the lump sum severance payment, and (iv) a cash payment in an amount to reimburse on an after tax basis that portion of any excise tax attributable to payments or benefits required to be made to the executive.

     As security for its payment of the benefits provided for in the Executive Employment Agreements, Ferro has established, in accordance with its obligation under the Executive Employment Agreements, an escrow account at National City Bank and deposited into that escrow account a percentage of the amount which would be payable to each of the officers under the Executive Employment Agreements. No officer has a right to receive any amount in the escrow account until Ferro has defaulted in its obligations to that officer under the Executive Employment Agreement to which he is a party. Interest earned on the escrow account is paid to the Company.

     In 1993, Ferro entered into an agreement with Mr. Carragher which provides for his compensation as a consultant to the Company after he stepped down as Senior Vice President, Chemicals and Polymers in March of 1994. This agreement supersedes his executive employment agreement and a prior agreement with him providing for supplemental retirement benefits. Under the 1993 agreement, Mr. Carragher will be entitled to continued participation in certain employee benefit plans and will be paid an aggregate of $660,800 for the period of April 1, 1994 through February 4, 1997 in return for his services as a consultant. Mr. Carragher will be deemed to have retired as of March 31, 1994 with respect to his rights under the Performance Share Plan and will be deemed to have retired as of February 4, 1997 with respect to his rights under the stock option plan. As a result of this agreement, Mr. Carragher's prior service with the Company, and a supplemental pension agreement entered into with Mr. Carragher on August 25, 1988, Mr. Carragher will be eligible, as of March 1, 1997, to participate in the Ferro Salaried Retiree Medical Program and will be entitled to receive a pension of approximately $9,270 per month.

               SHAREHOLDER PROPOSALS FOR THE 1995 ANNUAL MEETING

     Any shareholder who intends to present a proposal at the 1996 annual meeting and who wishes to have the proposal included in Ferro's proxy statement and form of proxy for that meeting must deliver the proposal to Ferro not later than November 20, 1995.

                                 MISCELLANEOUS

     The accompanying proxy is solicited by the Board of Directors of Ferro and will be voted in accordance with the instructions thereon if it is returned duly executed and is not revoked. A shareholder may revoke his proxy without affecting any vote previously taken, by giving notice to the Company in writing or in open meeting.

     Ferro will bear the cost of preparing and mailing this statement, with the accompanying proxy and other instruments. Ferro will also pay the standard charges and expenses of brokerage houses, or other nominees or fiduciaries, for forwarding such instruments to and obtaining proxies from securities holders and beneficiaries for whose account they hold registered title to shares of the Company. In addition to using the mails, directors, officers and other employees of Ferro, acting on its behalf, may also solicit proxies, and Georgeson & Co., New York, New York, has been retained, at an estimated cost of $10,000 plus expenses, to aid in the solicitation of proxies from brokers, institutional holders and individuals who own a large number of shares. Proxies may be solicited personally, by telephone, or by telegram.

     The record date for determination of shareholders entitled to vote at the 1995 annual meeting is February 28, 1995. On that date the outstanding voting securities of Ferro were 27,878,900 shares of Common Stock, having a par value of $1 each and 1,404,974 shares of Series A ESOP Convertible Preferred Stock. Each share has one vote and the Common Stock and the Series A ESOP Convertible Preferred Stock vote together as a single class.

     Under the General Corporation Law of Ohio, if notice in writing is given by any shareholder to the President or any Vice President or the Secretary of Ferro, not less than forty-eight hours before the time fixed for holding the meeting, that the shareholder desires that the voting for election of directors shall be cumulative, and if an announcement of the giving of such notice is made upon the convening of the meeting, each shareholder will have cumulative voting rights. Cumulative voting means that each shareholder is entitled to that number of votes equal to the number of shares that he owns multiplied by the number of directors to be elected. Each shareholder may cast all of his votes for a single nominee or may distribute his votes among as many nominees as he sees fit. As indicated on page 1 of this Proxy Statement, if the election of directors is by cumulative voting the persons appointed by the accompanying proxy intend to cumulate the votes represented by the proxies they receive and distribute such votes in accordance with their best judgment. Those nominees receiving the largest number of votes for the director positions to be filled will be elected to those positions. Abstentions will be deemed to be present for the purpose of determining a quorum for the meeting, but will be deemed not voting on the issues or matters as to which the abstention is applicable.

     So far as the management is aware, no matters other than those outlined in this Proxy Statement will be presented to the meeting for action on the part of the shareholders. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote thereon the shares to which the proxy relates, in accordance with their best judgment.

                                              FERRO CORPORATION

                                              P. B. CAMPBELL, Secretary
March 20, 1995

                                                                       EXHIBIT A

                               FERRO CORPORATION

                AMENDED AND RESTATED 1995 PERFORMANCE SHARE PLAN
                                   (4/26/91)
                             (AS AMENDED 10/25/91)

     1. Purpose. The purpose of the 1995 Ferro Corporation Performance Share Plan is to promote the long-term financial interests and growth of the Corporation, by (i) attracting and retaining executive personnel possessing outstanding ability; (ii) motivating executive personnel, by means of performance-related incentives, to achieve long-range performance goals; (iii) providing incentive compensation opportunities competitive with those of other major corporations; and (iv) furthering the identity of interests of Participants with those of the stockholders of Ferro Corporation through opportunities for increased stock ownership in the Corporation.


     2. Definitions.  The following definitions are applicable to this Plan:

     (a) "Committee" means the committee of the Board of Directors referred to in Section 4.

     (b) "Common Stock" means shares of the Corporation as specified in Section
7.

     (c) "Corporation" means Ferro Corporation.


     (d) "Equity" means with respect to any fiscal year the average stockholders' equity of the Corporation (less any portion thereof attributable to preferred stock), as determined by the Corporation's Independent Auditors.

     (e) "Growth Rate" shall mean the growth rate determined by measuring the specific performance being measured during the first year of the Performance Period as compared to such performance during the fiscal year immediately preceding the commencement of the Performance Period; the growth rate determined by measuring such performance during the second year of the Performance Period as compared to such performance during the first year of the Performance Period; the growth rate determined by measuring such performance during the third year of the Performance Period as compared to such performance during the second year of the Performance Period; and continuing the foregoing procedure for each year of the Performance Period; and then calculating a simple arithmetic average of the individual year growth rates as calculated above to determine the applicable growth rate for the Performance Period.

     (f) "Independent Auditors" means with respect to any fiscal year the independent public accountants appointed by the Board of Directors of the Corporation to audit the consolidated financial statements of the Corporation on behalf of the Shareholders and the Board of Directors of the Corporation.

     (g) "Net Income" means with respect to any fiscal year the consolidated net income of the Corporation for such year after provision for all costs and expenses including the expenses incurred by the Plan, and federal, state, local and foreign income taxes, and provision for dividends on preferred stock; all as determined by the Corporation and audited by the Corporation's Independent Auditors.

     (h) "Operating Income" means operating income of the applicable business unit or units of the Corporation adjusted, if appropriate, to exclude the effect of extraordinary items, as determined by the internal accounting records of the Corporation prepared in the ordinary course of its business.
     (id) "Participant" means an officer or other key executive of the Corporation or of any subsidiary or affiliate of the Corporation, selected by the Committee to participate in this Plan.
     (je) "Performance Period" refers to the period during which the Performance Target is measured.
     (kf) "Performance Shares" means interests in this Plan which will be represented by or converted into shares of Common Stock or cash or a combination of Common Stock and cash, and distributed to Participants or, in the case of shares of Common Stock, become non-forfeitable, after the end of the Performance Period based upon the level of achievement of the Performance Targets.
     (lg) "Performance Targets" means pre-determined goals established by the Committee. The Performance Targets determine the extent to which Performance Shares are converted into Common Stock and cash, or the extent to which Common Stock previously issued hereunder shall be forfeited.
     (m) "Plan" means the 1995 Ferro Corporation Performance Share Plan, as amended and restated on April 26, 1991 and as the same may be thereafter amended from time to time.

     (n) "Return on Average Assets Employed" means the return on average assets employed by the applicable business unit or units of the Corporation as determined by the internal accounting records of the Corporation prepared in the ordinary course of its business.

     (o) "Return on Equity" means with respect to any fiscal year Net Income for the year divided by Equity.

     (p) "Return on Net Assets" means the return on average assets employed, net of average liabilities outstanding, by and of the applicable business unit or units of the Corporation as determined by the internal accounting records of the Corporation prepared in the ordinary course of its business.

     (q) "Value of Common Stock" means the average closing price per share of the Common Stock on the New York Stock Exchange for each day such shares are traded during the first ten (10) calendar days of December.

     (r) "1991 Plan" means the Amended and Restated Performance Share Plan of the Corporation heretofore in effect.


     3. Operation of Plan. The Committee will authorize an award of a specific number of Performance Shares to each Participant as of the first day of each Performance Period. Performance Targets will be established at the beginning of each Performance Period. If at the end of the Performance Period the Performance Target is fully met, Performance Shares granted hereunder will be converted into shares of Common Stock and cash, or Common Stock issued hereunder will in part become non-forfeitable and in part be repurchased by the Company, all in the manner determined by the Committee and set forth in the applicable Performance Share Award Agreement. If the Performance Target has not been fully met, conversion, or non-forfeiture, will occur only to the extent, if any, provided at the time of the award of Performance Shares, for the partial attainment of the Performance Target, and the balance of the Performance Shares for such Performance Period will be forfeited.


     Performance Targets may be established in terms of Return on Equity, Operating Income as a Return on Net Assets, Operating Income as a Return on Average Assets Employed, Operating Income Growth Rate and Net Income Growth Rate, or various combinations of the foregoing.

     The award level shall be calculated as a percentage of salary by applying such percentage to the Participant's salary and dividing such resulting number by the Value of Common Stock during the fiscal year prior to the commencement of the applicable Performance Period.

     The maximum payout with respect to any award made for any Performance Period commencing on or after January 1, 1995 shall be 125% of the Target Level set with respect to the award, and the maximum payout for any Performance Period

(doubled if bi-annual grants are utilized) with respect to any Participant shall be 30,000 shares, or a combination of shares and cash equal to the dollar equivalent thereof, subject to adjustment as provided in Section 8 hereof.


     The Committee shall have the authority to make adjustments by reason of special matters, such as acquisitions or special charges.

     Extraordinary items, and the effect of extraordinary items, shall be excluded, in the determination of standards used for the measurement of Performance Targets, and the degree of achievement thereof, if and to the extent so determined by the Committee.

     The Corporation may adopt a practice of bi-annual grants, rather than annual grants in which event the grant levels shall be double the normal annual grant levels.

     The standards reflected above are intended to preserve to the Committee some degree of flexibility in responding to economic and competitive conditions, individual situations, and the evaluation of individual performance and the economic potential and business plans of various units of the Corporation.
     4. Administration. Except to the extent the Board of Directors reserves to itself the authority with respect thereto, tThis Plan shall be administered under the supervision of a committee (herein called the "Committee") composed of not less than three directors of the Corporation appointed by the Board of Directors. The members of the Committee shall each be "disinterested persons" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor rule or statute. not, pursuant to the exercise of discretion, be eligible, and shall not have been so eligible for a period of at least one year prior to their appointment, to participate in this Plan or to have been selected to participate in any other plan of the Corporation or any affiliate (as defined under the Securities Exchange Act of 1934) of the Corporation entitling the participants therein to acquire stock, stock options or stock appreciation rights of the Corporation or any affiliate of the Corporation.


     5. Participation. The Committee will select Participants from time to time from those employees of the Corporation and its subsidiaries and affiliates who, in the opinion of the Committee, have the capacity for contributing in a substantial measure to the successful performance of the Corporation.

     6. Terms and Conditions of Performance Share Awards. All Performance Shares awarded under the Plan shall be subject to the following terms and conditions and to such other terms and conditions not inconsistent with the Plan as shall be prescribed by the Committee:


     (a) If a Participant ceases to be an employee of the Corporation, its subsidiaries or affiliates (for reasons other than death, disability or retirement pursuant to an established retirement plan or policy of the Corporation, subsidiaries or affiliates), Performance Shares and Common Stock awarded to the Participant other than those applicable to Performance Periods which have been completed at the time of such cessation of employment, shall be forfeited except (i) as otherwise provided herein in the case of a Change of Control and (ii) in the case of those Participants who are parties to Employment Agreements with the Corporation, for the purposes of this Plan, employment shall be deemed to have continued through the end of the Contract Term provided for in such Employment Agreements unless terminated by the Corporation for Cause or by the Participants without Good Reason, all as determined under the terms of such Employment Agreements.

     (b) If a Participant ceases to be an employee of the Corporation, its subsidiaries or affiliates due to death, disability or retirement pursuant to a retirement plan or policy of the Corporation, the subsidiary or affiliate, he will be eligible to receive a pro-rata proportion of the Performance Shares awarded or, if applicable, a pro-rata portion of the Common Stock awarded shall become non-forfeitable, following the end of the Performance Period and the determination of the degree of achievement of the applicable Performance Targets, such pro-rata proportion or portion to be measured by a fraction of which the numerator is the portion of the Performance Period during which the Participant's employment continued and the denominator is the Performance Period.

     (c) In the case of a "Change in Control" of the Corporation all previously established Performance Targets will be conclusively deemed to have been met. For purposes hereof, a "Change in Control" of the Corporation shall mean a Change in Control of the Corporation of a nature that would be required to be reported (assuming such event has not been "previously reported") in response to
Item 6(e) of schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided that, without limitation, a Change In Control shall be deemed to have occurred at such time as
(i) any "person" within the meaning of section 14(d) of the Exchange Act, is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 50% or more of the combined voting power of the Corporation's then outstanding securities, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Corporation's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     In the event of a Change of Control of the Corporation:

          (i) Participants shall be entitled to receive a pro-rata proportion of the shares of Common Stock and cash which would have been issued or delivered to them at the end of the Performance Period or, if applicable, a pro-rata portion of the Common Stock shall be come non-forfeitable, (recognizing that the Performance Targets are conclusively deemed to have been met by reason of the Change of Control of the Corporation), such pro-rata proportion or portion to be measured by a fraction of which the numerator is the portion of the Performance Period prior to such Change of Control of the Corporation, and the denominator is the Performance Period;

          (ii) In lieu of issuing shares of Common Stock of the Corporation upon such conversion of Performance Shares, the Corporation shall make payment to the Participants in cash based on the fair market value of the Common Stock that would have been issued under paragraph (i) above (but for this paragraph (ii)), or, if applicable, Common Stock which has become non-forfeitable under paragraph (i) above shall be repurchased by the Corporation at the fair market value of the Common Stock;

          (iii) The "fair market value of the Common Stock" for this purpose shall be the higher of (x) the closing price on the New York Stock Exchange for Ferro Corporation Common Stock on the date such Cchange of Ccontrol of the Corporation occurs or (y) the highest price per share of Ferro Corporation Common Stock actually paid in connection with such Change of
     Control:

          (iv) Cash payments to Participants shall be due and payable, and shall be paid by the Corporation, immediately upon the occurrence of such Change of Control of the Corporation; provided, however, no such payment shall be due and payable with respect to any Performance Share award prior to the expiration of seven months from the date of grant of such award; and

          (v) After the payment provided for in (iv) above the Participants shall have no further rights under awards of Performance Shares outstanding at the time of such Change of Control of the Corporation.

     (d) At the time of an award of Performance Shares the Participant shall enter into a Performance Share Award Agreement with the Corporation in a form specified by the Committee, agreeing to the terms and conditions of the award and other such matters as the Committee shall in its sole discretion determine.

     7. Shares Subject to the Plan. The shares to be awardedissued under the Plan shall be shares of Common Stock and may be authorized but unissued shares or issued shares reacquired and held as treasury shares as the Committee may from time to time determine. Subject to adjustment in the number and kind of shares as provided in Section 8 hereof and, subject to the immediately following sentence of this Section, the number of shares of Common Stock reserved for awards under the Plan shall be equal to the number of shares remaining available for issuance under the 1991 Plan at the time of adoption of this Plan by the close of business on the day immediately preceding the 1991 Annual Meeting of Shareholders of the Corporation increased by 500,000(i) 750,000 shares and (ii) by the number of Performance Shares outstanding under the 1991 Plan, if any, which are canceled or forfeited under the terms of the 1991 Plan.

     The maximum number of shares which shall be available for new awards under the Plan at any particular time shall be the maximum number obtained by subtracting from the total number of shares reserved under the Plan the sum of

     (a) the number of shares of Common Stock represented by Performance Share awards outstanding under the Plan for unexpired Performance Periods, plus

     (b) the number of shares of Common Stock represented by potentially forfeitable Common Stock issued with respect to Performance Share awards outstanding under the Plan for unexpired Performance Periods, plus


     (c) the number of shares of Common Stock previously issued under the Plan upon conversion of Performance Shares or which have become non-forfeitable under the Plan, plus

     (d) the number of Performance Shares under the Plan which settled by the payment of cash, plus

     (e) the number of shares of Common Stock previously issued under the Plan which have been repurchased by the Corporation pursuant to the terms and requirements of the Plan or a Performance Share Award Agreement;

with all of the foregoing (a) through (e) to be interpreted to avoid counting the same shares twice.

     8. Adjustments Upon Changes in Capitalization. In the event of any change in the outstanding shares of Common Stock by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation or any change in the corporate structure or shares of the Corporation, the maximum aggregate number and class of shares as to which awards may be granted under the Plan and the shares issuable pursuant to then outstanding Performance Shares shall be appropriately adjusted by the Committee, whose determination shall be final.

     In the event the Corporation shall at any time when a Performance Share award is outstanding make an Extraordinary Distribution (as hereinafter defined) in respect of Common Stock or effect a Pro-Rata Repurchase of Common Stock (as hereinafter defined), the Committee shall consider the economic impact of the Extraordinary Distribution or Pro-Rata Repurchase on Participants and make such adjustments as it deems equitable under the circumstances. The determination of the Committee shall, subject to revision by the Board of Directors of the Corporation, be final and binding upon all Participants.

     As used herein, the term "Extraordinary Distribution" means any dividend or other distribution of:

          (a) cash, where the aggregate amount of such cash dividend or distribution together with the amount of all cash dividends and distributions made during the preceding twelve months, when combined with the aggregate amount of all Pro Rata Repurchases (for this purpose, including only that portion of the aggregate purchase price of such Pro Rata Repurchases which is in excess of the Ffair Mmarket Vvalue of the Common Stock repurchased during such twelve month period), exceeds ten percent (10%) of the aggregate Ffair Mmarket Vvalue of all shares of Common Stock outstanding on the record date for determining the shareholders entitled to receive such Extraordinary Distribution, or

          (b) any shares of capital stock of the Corporation (other than shares of Common Stock), other securities of the Corporation, evidences of indebtedness of the Corporation or any other person or any other property (including shares of any Subsidiary of the Corporation), or any combination thereof.

     As used herein "Pro Rata Repurchase" means any purchase of shares of Common Stock by the Corporation or any Subsidiary thereof, pursuant to any tender offer or exchange offer subject to section 13(e) of the Exchange Act or any successor provision of law, or pursuant to any other offer available to substantially all holders of Common Stock; provided, however, that no purchase of shares of the Corporation or any Ssubsidiary thereof made in open market transactions shall be deemed a Pro Rata Repurchase.

     9. Assignment and Transfer. The rights and interests of a Participant under the Plan may not be assigned, encumbered or transferred except, in the event of the death of a Participant, by will or the laws of descent and distribution; provided, however, that the Board of Directors of the Corporation is specifically authorized to amend the Plan to permit assignment, encumbrance and transfer if and to the extent that such amendment would not produce adverse consequences under tax or securities laws.

     10. Employee Rights Under the Plan. No employee or other person shall have any claim or right to be granted Performance Shares under the Plan. Neither the Plan nor any action taken thereunder shall be construed as giving any employee any right to be retained in the employ of the Corporation.

     Unless the Performance Share Award Agreement specifies otherwise, a Participant shall forfeit all rights under any such Agreement if (i) in the opinion of the Committee, the Participant, without the written consent of the Corporation, engages directly or indirectly in any manner or capacity as principal, agent, partner, officer, director, employee, or otherwise, in any business or activity competitive with the business conducted by the Corporation or any subsidiary; or (ii) the Participant performs any act or engages in any activity which in the opinion of the Committee is inimical to the best interests of the Corporation.

     11. Settlement by Subsidiaries. Settlement of Performance Share awards held by employees of subsidiaries shall be made by and at the expense of such subsidiary.

     12. Amendment or Termination. The Board of Directors of the Corporation may amend, suspend or terminate the Plan or any portion thereof at any time, but (except as provided in Section 8 hereof) no amendment shall be made without approval of the stockholders of the Corporation which shall (a) materially increase the total number of shares which may be awarded under the Plan or- (b) materially change the class of employees eligible to participate in the Plan or
(c) withdraw the direction of the administration of the Plan from the Board of Directors of the Corporation (or any committee of such Board to which the Board has delegated authority and responsibility under the Plan); provided that no such amendment, suspension or termination shall impair the rights of any Participant without his consent, in respect to any Performance Shares theretofore awarded pursuant to the Plan.

     13. Effective Date and Term of the Plan. The Plan was initially adopted as of January 1, 199582 and was approved amended and restated by action of the Shareholders of the Corporation on April 286, 19951. No Performance Shares shall be awarded under the Plan after December 31, 20041.

     14. Termination of Grants under the 1991 Plan. Following approval of this Plan by the Shareholders of the Corporation, no further grants of performance shares shall be made under the 1991 Plan.

FERRO CORPORATION    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned shareholder of Ferro Corporation hereby appoints A. C. Bersticker, H. R. Ortino, and P. B. Campbell, the Proxies of the undersigned to vote the shares of the undersigned at the 1995 annual meeting of shareholders of said Corporation and any adjournment thereof upon the following:

  THE BOARD OF DIRECTORS RECOMMENDS VOTES BE CAST FOR PROPOSALS 1, 2, 3 AND 4.

(1) ELECTION OF DIRECTORS: Albert C. Bersticker, Paul S. Brentlinger and A. James Freeman for terms expiring in 1998.

    / / FOR all nominees (except as marked to the contrary)
    / / WITHHOLD AUTHORITY to vote for all nominees
            (INSTRUCTION: If you wish to withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above.)

(2) PROPOSAL TO APPROVE THE 1995 PERFORMANCE SHARE PLAN.

                                           / / FOR    / / AGAINST    / / ABSTAIN

(3) PROPOSAL TO ADOPT AN AMENDMENT TO THE EMPLOYEE STOCK OPTION PLAN.

                                           / / FOR    / / AGAINST    / / ABSTAIN

(4) RATIFICATION OF THE DESIGNATION OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS.
                                           / / FOR    / / AGAINST    / / ABSTAIN

(5) In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

                                     (Continued, and to be signed on other side)

PROXY NO.                  (Continued from other side)                 SHARES

    IF NO INSTRUCTION IS INDICATED, AUTHORITY IS GRANTED TO CAST THE VOTE OF THE UNDERSIGNED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2, 3 AND 4.

                                                    Dated................., 1995

                                                    ............................
                                                             Signature

                                                    ............................
                                                     Signature if held jointly

                                                    NOTICE: When signing as
                                                    attorney, executor,
                                                    administrator, trustee or
                                                    guardian, please give your
                                                    full title as such. A proxy
                                                    given by a corporation
                                                    should be signed in the
                                                    corporate name by the
                                                    chairman of its board of
                                                    directors, its president,
                                                    vice president, secretary,
                                                    or treasurer.

                               ----------------------------------------------
                              | PLEASE MARK, SIGN, DATE AND RETURN THE PROXY | | CARD PROMPTLY USING THE ENCLOSED ENVELOPE. |
                               ----------------------------------------------

                                   Proxy Card

FERRO CORPORATION    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

TO: NATIONAL CITY BANK, CLEVELAND, OHIO
    TRUSTEE UNDER THE FERRO CORPORATION SAVINGS AND STOCK OWNERSHIP PLAN

    I hereby direct that the voting rights pertaining to shares of stock of Ferro Corporation held by you, as Trustee, and allocated to my account shall be exercised at the 1995 annual meeting of shareholders of said Corporation and any adjournment thereof to vote:

  THE BOARD OF DIRECTORS RECOMMENDS VOTES BE CAST FOR PROPOSALS 1, 2, 3 AND 4.

(1) ELECTION OF DIRECTORS: Albert C. Bersticker, Paul S. Brentlinger and A. James Freeman for terms expiring in 1998.

    / / FOR all nominees (except as marked to the contrary)
    / / WITHHOLD AUTHORITY to vote for all nominees

            (INSTRUCTION: If you wish to withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above.)

(2) PROPOSAL TO APPROVE THE 1995 PERFORMANCE SHARE PLAN.

                                           / / FOR    / / AGAINST    / / ABSTAIN

(3) PROPOSAL TO ADOPT AN AMENDMENT TO THE EMPLOYEE STOCK OPTION PLAN.

                                           / / FOR    / / AGAINST    / / ABSTAIN

(4) RATIFICATION OF THE DESIGNATION OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS.
                                           / / FOR    / / AGAINST    / / ABSTAIN

                                     (Continued, and to be signed on other side)


                          (Continued from other side)

(5) In its discretion, the Trustee is authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

    IF NO INSTRUCTION IS INDICATED, AUTHORITY IS GRANTED TO CAST THE VOTE OF THE UNDERSIGNED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2, 3 AND 4. THE TRUSTEE IS ALSO DIRECTED TO VOTE THE UNDERSIGNED'S PRORATA PORTION OF ALL OF THE TRUSTEE'S UNALLOCATED AND/OR UNVOTED SHARES IN THE SAME MANNER AS THE UNDERSIGNED HAS DIRECTED ON THE REVERSE SIDE HEREOF.

                                                    Dated................., 1995

                                                    ............................
                                                             Signature

                                                    NOTICE: When signing as
                                                    attorney, executor,
                                                    administrator, trustee or
                                                    guardian, please give your
                                                    full title as such.

                                ----------------------------------------------
                               | PLEASE MARK, SIGN, DATE AND RETURN THE PROXY | | CARD PROMPTLY USING THE ENCLOSED ENVELOPE. |
                                ----------------------------------------------

                                   Proxy Card

To:  Securities and Exchange Commission

From:  Ferro Corporation

Subject: Memorandum of Differences between the EDGAR filing and the printed Proxy Statement.

A picture of each director appears next to his or her biography on pages 2 through 5 and including page 5.